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ValueVision Media, Inc.

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On May 22, 2014, ValueVision Media, Inc. (the “Company”) issued a press release containing a letter to the Company’s shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. The letter is being mailed to the Company’s shareholders. A copy of the press release is set forth below.

For Immediate Release

VALUEVISION SENDS LETTER TO SHAREHOLDERS HIGHLIGHTING

CONTINUED SUCCESS IN EXECUTING ITS STRATEGY

Clinton Provides No Clear Strategy to Deliver Shareholder Value and

Risks Derailing the Company’s Progress

ValueVision Urges All Shareholders to Protect the Value of Their Investment

By Voting on the WHITE Proxy Card

MINNEAPOLIS, MN – MAY 22, 2014 — ValueVision Media, Inc. (NASDAQ: VVTV) (“ValueVision”), a multichannel electronic retailer via TV, Internet and mobile, today mailed a letter to its shareholders highlighting the Company’s many successes in the execution of its strategy to transform the Company into a multichannel retail destination. ValueVision’s 2014 Annual Meeting of Shareholders is scheduled for Wednesday, June 18, 2014.

The full text of the letter from Randy Ronning, Chairman of the Board, is below:

May 22, 2014

Dear Fellow ValueVision Shareholder:

ValueVision’s Annual Meeting is less than one month away and your vote is extremely important. Your Board of Directors urges you to vote the enclosed WHITE proxy card “FOR” ValueVision’s eight highly qualified and experienced nominees: Keith Stewart, Randy Ronning, Jill Botway, John Buck, William Evans, Landel C. Hobbs, Sean Orr and Lowell Robinson. The Clinton Group wants to replace six of these directors with its own nominees without presenting a clear strategy to create shareholder value.

YOUR BOARD AND MANAGEMENT TEAM HAVE TRANSFORMED THE COMPANY AND

RETURNED VALUEVISION TO CONSISTENT, POSITIVE SALES GROWTH

Over the past five years, ValueVision’s highly experienced and talented management team, along with over 1,000 committed team members, have transformed your Company into a multichannel retail destination serving approximately 1.4 million customers – a record level for the Company. Moreover, they have returned the Company to sales growth and positive Adjusted EBITDA performance for each of the past eight quarters, while also solidifying the Company’s financial position through disciplined management of operating expenses and the repayment of $53 million in preferred stock obligations, the refinancing of high interest debt obligations with lower cost debt, as well as an overall expansion of the Company’s credit facility. Since August 15th, 2012, when Mr. Stewart announced the Company’s second quarter 2012 results showing a return to growth and positive Adjusted EBITDA, shareholders have seen ValueVision deliver a total return of 166.1% as compared to the total returns of 25.2% and 56.4% for HSN and QVC, respectively. Your Board of Directors, with proven industry and public company experience, has been working closely with ValueVision management during this time. Your Board remains committed and focused on driving even greater value for all shareholders as well as leveraging ValueVision’s business model for long-term, sustained growth.

Management’s track record is well documented and their success in achieving a turnaround of the Company’s performance is clear. However, your Company’s positive trajectory could be derailed by a single investor who owns significantly less stock than does management and the Board, and whose interests do not appear aligned with the interests of ALL shareholders.

Your Board and management team, through their continued successful execution of ValueVision’s strategy, have transformed the Company and are continuing to deliver positive results.

We urge you to support your Board and management team by signing, dating and returning the enclosed WHITE proxy card today.

CLINTON’S CAMPAIGN TO TAKE CONTROL OF VALUEVISION – DESPITE PROVIDING NO

CLEAR STRATEGY TO DELIVER FURTHER SHAREHOLDER VALUE – RISKS DERAILING

THE COMPANY’S PROGRESS

Clinton has launched a proxy contest in an attempt to take control of 75% of the seats on ValueVision’s Board of Directors, yet has failed to propose a detailed operational and financial strategy to achieve improved shareholder value creation at the Company.

Clinton’s plan is apparently to ask for control first and provide answers later. Clinton is proposing six broad ideas, most of which are concepts that ValueVision’s Board and management have already implemented or consider on a regular basis.

When reviewing Clinton’s proposals below, ask yourself whether they justify a change in your Board or, for that matter, the cost and expense associated with a proxy contest, especially considering that some of these ideas have already been implemented. Shareholders should also question whether Clinton has fully thought through the economic implications and feasibility of many of its proposals.

☒	Clinton Proposal: Replace Chief Executive Officer

☑	ValueVision Response: Why replace Keith Stewart, a CEO who has transformed the Company by assembling an impressive new management team and returning it to growth and positive Adjusted EBITDA?

•	Keith Stewart has over 21 years of multichannel retailing experience, and as CEO, he has transformed ValueVision into a business that is not only growing but is also delivering improved bottom line performance.

•	During Keith Stewart’s tenure as CEO, ValueVision’s share price has increased by approximately 836.5% from $0.52 to $4.87, the closing share price on May 21, 2014. An investment in ValueVision is worth more than three times as much as an investment in the Russell 2000 index over the same period.

•	Furthermore, Mr. Stewart assembled a team of talented industry veterans who implemented and executed the Company’s strategy, which has resulted in ValueVision’s achievement of eight straight quarters of sales growth and positive Adjusted EBITDA.

•	After five CEOs in five years, ValueVision’s Board of Directors conducted a broad search and determined that Mr. Stewart was the best candidate and had the necessary talent and experience to turn the Company around – Mr. Stewart, along with the rest of the management team, have the full confidence and support of the Board.

Mr. Stewart’s initial mandate as CEO was to execute a turnaround of ValueVision, which at that time had an uncertain future. We believe real progress has been made and continues to be made to position the Company for the long term, and for sustained growth. Ignoring a proven track record and derailing a positive growth trajectory makes no sense.

In addition, while Clinton is demanding that your Company replace its CEO, it has failed to present shareholders with its own CEO candidate. Shareholders should question the logic behind ousting a proven leader at the insistence of an activist that has not identified a successor.

☒	Clinton Proposal: Change merchandise mix by reducing Jewelry and Watches mix and lowering average selling price

☑	ValueVision Response: ValueVision has already significantly diversified and broadened its merchandise offerings and strategically lowered its average selling price in order to appeal to a much larger audience.

•	We have increased our investment in our core and emerging product categories, including a wide range of proprietary and national brands. We have shifted the merchandise mix of Jewelry and Watches from 56% of total sales in 2008 to 43% of total sales in 2013, and invested in our emerging categories of Fashion & Accessories, Beauty, Health & Fitness and Home & Consumer Electronics, which typically attract more new customers and increase purchase frequency.

•	Additionally, we have strategically decreased the average price point from $176 to $81 over this same time period, which has broadened the appeal of ValueVision’s product offerings to a much wider audience, evidenced by the fact that the Company is serving approximately 1.4 million customers now as compared to 754,000 in 2008. By expanding and diversifying our product mix, our goal is to attract, retain and increase the purchase frequency of new and active customers and to improve our household penetration across roughly 87 million homes.

Balancing and broadening merchandise mix is something that ValueVision’s Board and management team already evaluate, refine and enhance every day.

☒	Clinton Proposal: Establish a New York City merchandising presence

☑	ValueVision Response: ValueVision already has a regular merchandising presence in New York City.

•	ValueVision merchants and executives regularly travel to New York to meet with potential new suppliers, maintain key relationships with vendors and promote the Company’s ShopHQ multichannel retailing brand.

•	In addition, we regularly consider the possibility of enhancing our presence in New York with a corporate and merchandising office. In fact, a greater New York presence is part of our long-term capital allocation plans. However, our analysis has demonstrated that the overhead associated with this investment is not the most efficient use of the Company’s capital at this time.

ValueVision already has a presence in New York City and shareholders should applaud management for being economical and prudent with its capital resources.

☒	Clinton Proposal: Broadcast live selling events from locations throughout the world employing notable, on-air talent

☑	ValueVision Response: ValueVision already broadcasts live from selling locations periodically in conjunction with significant retail promotional events when we determine that the incremental sales and brand benefit associated with the remote venue support the higher costs of doing a live remote broadcast. The Company collaborates with its vendors to help fund such events when they present the right promotional and financial opportunity. Likewise, ValueVision regularly considers the use of high profile entertainment personalities and the creation of entertainment content. However, the high costs of talent or entertainment production are often difficult to recoup, even through greater product sales. Again, shareholders should ask how Clinton is proposing to fund its ideas.

☒	Clinton Proposal: Marketing the ShopHQ brand

☑	ValueVision Response: The Company has a detailed marketing strategy, as evidenced by the successful transition of its consumer brand to ShopHQ from ShopNBC.

•	In developing the ShopHQ brand, ValueVision conducted research and vetting in partnership with a global strategic branding and design firm. The branding and design team worked closely with ValueVision to develop and validate a name and positioning that would resonate with customers. The new brand leverages the business’ core identity of “Shop” and layers on simplicity, comfort and strength. It also clearly states the aspiration of making ShopHQ a shopping destination.

•	Since our announcement of our brand transition in May 2013, we have successfully marketed the ShopHQ brand on our television network, the Internet and social channels to educate viewers and make them comfortable with the transition.

•	Viewers and customers alike are embracing the brand, as demonstrated by customer growth of approximately 20% in 2013. With a customer base that is growing at a greater rate than any other time in our Company’s recent history, we will continue to leverage the marketing power of our multichannel retailing platform to promote our distinctive brand and products. In addition, we are building equity in our own unique and compelling brand.

Clinton provides no detail or analysis to support its vague marketing proposals.

☒	Clinton Proposal: Adding programming that involves multiple platforms

☑	ValueVision Response: ValueVision already operates as a multichannel retailer across its TV, Internet, mobile and social platforms, and we continue to grow our Internet and mobile business with expanded product assortments and Web-only merchandise offerings.

•	In response to changes in consumer shopping behavior, we have evolved our ShopHQ platform to meet our customers’ needs and enhanced the content and functionality of our Internet, mobile and social media channels to attract and retain more customers.

•	We launched a new iPad shopping app in the third quarter of 2013 and enhancements to our Android and iPad apps were deployed in fourth quarter of 2013. We have seen strong growth in sales from mobile devices and smart phones as a percentage of total revenue, and continue to achieve strong Internet sales penetration.

•	Our digital strategy enables our customers to conveniently watch the broadcast, browse, and purchase product as well as share their thoughts on ShopHQ products and presentations. We believe this experience inspires shopping, builds community, and provides consistency across all channels.

Clinton simply ignores ValueVision’s impressive success as a multichannel retailer.

Despite launching a campaign to take control of ValueVision’s Board, Clinton has provided no clear strategy for ValueVision. In addition to producing a general promotional video about their plans for ValueVision, Clinton simply describes concepts that are either already part of ValueVision’s winning strategy, or presents high-level ideas absent actionable recommendations. Clinton seems to expect that shareholders should first hand it control of ValueVision’s Board, and only then would it present a detailed strategy. Do not turn over control of your Company to an activist that may derail ValueVision’s success.

CLINTON HAS DRAMATICALLY DECREASED ITS HOLDINGS IN

VALUEVISION, HIGHLIGHTING THE SHORT TERM NATURE OF ITS INVESTMENT

STRATEGY

Despite a sustained campaign to gain control of ValueVision’s Board, Clinton continues to dramatically decrease its holdings in ValueVision shares, which calls into serious question whether Clinton’s interests are aligned with those of other long-term shareholders.

Clinton Group has sold more than 550,000 shares in each of the last two quarters and, since peak ownership in late 2013, has reduced its ownership by almost 40%.

ValueVision shareholders should take note that although just two trading days elapsed between Clinton filing its preliminary proxy on May 9, 2014, and its definitive proxy on May 13, 2014, Clinton disclosed in its second filing that it had decreased its beneficial ownership by a further 10,000 shares per trading day. At this rate, how many more shares will Clinton sell before ValueVision’s Annual Meeting?

Ask yourself whether you trust the nominees of an activist hedge fund to control the future of your Company, when that hedge fund has decreased its beneficial ownership in ValueVision shares by almost 40%. Considering Clinton’s history of selling ValueVision shares, this activist hedge fund may eventually own zero shares in the Company while its slate of nominees seeks control of your Board.

YOUR BOARD AND MANAGEMENT TEAM’S BUSINESS PLAN IS YIELDING RESULTS

CHANGE IS NOT WARRANTED

ValueVision’s management team, working closely with the Board of Directors, has:

•	Significantly diversified and broadened its merchandise offerings;

•	Reduced the average selling price to enable customer growth;

•	Increased customer count from approximately 754,000 in 2008 to 1.4 million customers now;

•	Increased net sales by 6% and net units shipped by 28% in the first quarter of 2014 alone;

•	Reduced the cost per home over the last six years from $1.72 to $1.12;

•	Dramatically improved the customer experience and satisfaction levels;

•	Streamlined company-wide operations;

•	Enhanced fulfillment and customer service capabilities;

•	Improved the quality of the Company’s TV distribution footprint while significantly reducing the cost; and

•	Enhanced the stability and flexibility of ValueVision’s balance sheet, resulting in stronger financial performance.

SUPPORT THE BOARD THAT IS ALIGNED WITH YOUR INTERESTS – RE-ELECT YOUR

DIRECTORS BY VOTING THE WHITE PROXY CARD TODAY

Whether or not you plan to attend the ValueVision Annual Meeting, you have the opportunity to protect your investment by voting the WHITE proxy card. We urge you to vote by telephone, online or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Please do not return or otherwise vote any Gold proxy card sent to you by the dissident group.

On behalf of your Board of Directors, we thank you for your continued support, and look forward to continuing to deliver superior value to you in the future.

Sincerely,

Randy Ronning

Chairman of the Board

Advisors

Jefferies LLC is acting as financial advisor and Simpson Thacher & Bartlett LLP and Barnes & Thornburg LLP are acting as legal advisors to ValueVision.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to sign any Gold proxy card sent to you by Clinton. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your WHITE proxy card.

About ValueVision Media

ValueVision Media, Inc. operates as ShopHQ, a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. The ShopHQ television network reaches over 87 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

Forward-Looking Information

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s shareholders, including the Company’s 2014 Annual Meeting of Shareholders. On May 9, 2014, the Company filed with the Securities and Exchange Commission (“SEC”) a proxy statement and a WHITE proxy card in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the Company’s 2014 Annual Meeting of Shareholders is included in the proxy statement filed by the Company with the SEC in connection with such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. The proxy statement for the 2014 Annual Meeting of Shareholders is available, and any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available, free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

Contacts

Media:

Dawn Zaremba

ShopHQ

dzaremba@shophq.com

(952) 943-6043 O

Tim Lynch / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

David Collins / Eric Lentini

Catalyst Global LLC

vvtv@catalyst-ir.com

(212) 924-9800 O

(917) 734-0339 M

Arthur Crozier / Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

(212) 750-5833